MORRIS PUBLISHING ANNOUNCES REFINANCING AND AMENDMENT
OF SENIOR SECURED INDEBTEDNESS AND EXTENSION OF FORBEARANCE

AUGUSTA, Ga.—OCTOBER 15, 2009— Morris Publishing Group, LLC announced today that it has consummated a refinancing transaction involving the acquisition and amendment of its existing $136.5 million senior secured indebtedness, after which an affiliate of ACON Investments LLC owns $19.7 million of Tranche A senior debt, a Morris affiliate owns $6.8 million of Tranche B senior debt and Morris affiliates own $110 million of Tranche C senior debt.

The Tranche A senior debt bears cash interest at the rate of 15% per annum. The 5% interest rate on the Tranche B senior debt and the 15% interest rate on the Tranche C senior debt will be paid-in-kind (PIK) as an addition to the principal amount rather than cash. All principal payments on the senior debt will be applied first to the Tranche A senior debt until paid in full. All three tranches of senior debt remain senior to the $278.5 million outstanding principal amount of Morris Publishing’s existing 7% Senior Subordinated Notes Due 2013 (the “Existing Notes”); however, Morris affiliates have deposited the $110 million of Tranche C senior debt into an escrow account for eventual cancellation upon successful consummation of a proposed restructuring transaction supported by holders of over seventy-five percent of the Existing Notes.

On September 25, 2009, Morris Publishing announced that it had agreed to the terms of a restructuring agreement with an ad hoc committee of holders of over seventy-five percent of the Existing Notes, subject to the final negotiation and execution of definitive legal documentation and other closing conditions. If the restructuring is approved, the holders of the Existing Notes would exchange their notes, including accrued interest, for $100 million of new second lien secured notes immediately upon the effective date of either an out-of-court exchange offer or a confirmed plan of reorganization. The new notes will ultimately bear interest at 10% per annum, with a maturity four and one half years from the effective date of the exchange.

Upon the exchange of the Existing Notes, approximately $25 million of Tranche C senior debt will be canceled in repayment of intercompany indebtedness to Morris Publishing and approximately $85 million of Tranche C senior debt will be contributed to capital of Morris Publishing.

In addition, Morris Publishing has obtained further extensions on its forbearance agreement with holders of over 75% of the Existing Notes with respect to its failure to make two semi-annual interest payments of $9.7 million originally due Feb. 1, 2009 and August 3, 2009. The forbearance period extends until December 11, 2009, but would terminate earlier on October 23, 2009, if Morris Publishing has not entered into a definitive restructuring support agreement with the ad hoc committee of holders of the Existing Notes, or on October 30, 2009 if Morris Publishing does not launch the exchange offer solicitation process.

Morris Publishing
Morris Publishing Group, LLC is a privately held media company based in Augusta, Ga. Morris Publishing currently owns and operates 13 daily newspapers as well as nondaily newspapers, city magazines and free community publications in the Southeast, Midwest, Southwest and Alaska. For more information, visit Morris Publishing's Web site, morrisrestructures.com.
Contacts

Media Contacts for Morris Publishing Group:
Sitrick And Company
Sandra Sternberg
310-788-2850 or
Dave Satterfield
408-802-6767

Morris Publishing Group Contact:
Craig S. Mitchell
Senior Vice President of Finance
Morris Communications Company, LLC
706-823-3236